UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): September 8, 2008

BASELINE OIL & GAS CORP.

(Exact Name of Registrant as Specified in its Charter)

Nevada	000-51888	30-0226902
State of Incorporation	Commission File Number	IRS Employer I.D. Number

411 North Sam Houston Parkway East, Suite 300, Houston, Texas 77060

Address of principal executive offices

Registrant’s telephone number: (281) 591-6100

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Election of New Directors:

Effective September 8, 2008, each of John V. Lovoi and Todd Q. Swanson became a member of the board of directors (the “Board”) of Baseline Oil & Gas Corp. (the “Company” or “we”), following our satisfaction of the disclosure and mailing requirements imposed by Rule 14f-1 promulgated under Regulation 14F of the Securities Exchange Act of 1934, as amended, including the mailing on August 29, 2008 of an information statement to our stockholders of record at August 21, 2008

Messrs. Lovoi and Swanson were appointed on August 27, 2008 by Thomas Kaetzer, the then sole director, to fill the two vacancies created by the resignations of Richard D’Abo and Alan Gaines, two former board members, as previously disclosed by us in our Current Report on Form 8-K filed with the Commission on July 23, 2008.

In accordance with our by-laws, each of Messrs. Lovoi and Swanson shall serve as a director until his respective successor is duly elected and qualified or upon his earlier resignation or removal.

Set forth below is certain biographical information for Messrs. Lovoi and Swanson:

John V. Lovoi, 47, is the managing partner of JVL Partners LLC, a private oil and gas investment partnership. Mr. Lovoi is a Director of Helix Energy Solutions (NYSE: HLX), an oilfield services company engaged in exploration and production and offshore oil and gas field development and Dril-Quip, Inc. (NYSE: DRQ), a provider of subsea equipment. From 1988 to 2003, Mr. Lovoi held a number of positions in the global oil and gas business, primarily in the areas of investment banking and equity research. From December 2000 until August 2002, Mr. Lovoi served as Head of Morgan Stanley’s Global Oil and Gas investment banking practice. Mr. Lovoi graduated from Texas A&M University in 1984 with a B.S degree in Chemical Engineering and received his Masters in Business Administration with an emphasis on Finance and Accounting from the University of Texas at Austin in 1988.

Todd Q. Swanson, 33, is an investment analyst at Third Point LLC. Prior to joining Third Point in 2005, Mr. Swanson attended the Graduate School of Business at Stanford University from 2003 to 2005. From 2001 through 2003 he worked for Thomas Cressey Equity Partners, a private equity firm based in Chicago. From 1998 through 2001, he worked for KPMG LLP, an international accounting firm, in accounting and merger and acquisition roles. Mr. Swanson graduated from Iowa State University with B.S. degrees in Accounting and Finance, as well as from the Graduate School of Business at Stanford University with a Masters in Business Administration. Mr. Swanson became a Certified Public Accountant (CPA) in 1998 and earned the Chartered Financial Analyst (CFA) designation in 2001. He is currently a director of Biofuel Energy Corporation (NASDAQ: BIOF).

Related Transactions and Relationships

There are no family relationships among the Messrs. Lovoi or Swanson and any of our executive officers or current director.

According to the Schedule 13D filed with the Commission on August 22, 2008 by Mr. Lovoi and related parties, Mr. Lovoi is a managing partner of JVL Advisors LLC and Peninsula – JVL Capital Advisors LLC, money management firms and indirect holders of an aggregate of 11,700,000 shares of our common stock, or approximately 7.7% of our Company at the date hereof. As disclosed in the Schedule 13D, on August 12, 2008 partnerships managed by JVL Advisors, LLC and Peninsula – JVL Capital Advisors, LLC acquired such shares from two funds managed by Third Point, LLC, an affiliate of our Company, in a privately negotiated transaction effected through a U.S. registered broker-dealer, at a price of $0.4437 per share. As managing partner, Mr. Lovoi shares voting and dispositive power over the 11,700,000 shares of common stock beneficially owned by such money management firms.

Mr. Swanson is an analyst at Third Point, LLC and, as disclosed in its Schedule 13D initially filed on July 17, 2008 and amended through August 12, 2008, Third Point LLC shares voting and dispositive power over 105,821,348 shares, or 69.9% of our common stock. According to the amended Schedule 13D, Third Point and its affiliates acquired such shares in a series of transactions from July 7, 2008 to August 12, 2008 in which, acting through affiliated funds, they purchased and converted a total of $53.5 million principal amount of our 14% senior subordinated convertible debentures. Third Point and its affiliates spent approximately $49,669,243 of their own investment capital to acquire the shares and, other than shares of common stock acquired upon the conversion of debentures previously held, effected the purchases of stock primarily through margin accounts.

Except for the foregoing, since January 1, 2007 there have been no transactions, or currently proposed transactions, of an amount exceeding or to exceed $120,000, to which our Company was or is to be a party, in which either of the newly appointed directors (or any member of their respective immediate families) had or is to have a direct or indirect material interest.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 10, 2008	Baseline Oil & Gas Corp.

	By:	/s/ Patrick H. McGarey
	Name:	Patrick H. McGarey
	Title:	Chief Financial Officer

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